                                                                   Exhibit 10.56

[Confidential treatment has been requested for portions of this exhibit. The confidential portions have been redacted and are denoted by [**]. The confidential portions have been separately filed with the commission.]


                          EXCLUSIVE LICENSE AGREEMENT
                                  (OXYPURINOL)


       THIS AGREEMENT is made as of November 27, 1996, by and between MGI PHARMA, INC. (MGI"), 300E Opus Center, 9900 Bren Road East, Minnetonka, Minnesota 55343-9667 and ILEX ONCOLOGY, INC. (ILEX"), 14785 Omicron Drive, Suite 101, San Antonio, Texas 78245-3217

                                    Recitals

       A. MGI acquires, develops and markets pharmaceuticals that it believes address currently unmet medical needs or significantly improve upon current therapies.

       B. Pursuant to that certain license agreement, dated as of March 1, 1995 among Burroughs Wellcome Co. (now known as Glaxo Wellcome, Inc., and referred to herein as "Glaxo"), the Wellcome Foundation Limited ("WFL") and ILEX (the "Glaxo Agreement"), ILEX was granted a license to use certain know-how and clinical data relating to a compound called oxypurinol (the "Compound"), as the Compound is more fully described in Exhibit A hereto, in the field of cancer treatment.

       C. ILEX has undertaken to amend the Glaxo Agreement to enlarge the license granted to it under such agreement to include the know-how and data for use in the treatment of any Indication.

       D. MGI desires to develop, make or have made, sell and distribute products containing the compound for any indication on a worldwide basis, and ILEx desire to grant to MGI an exclusive, worldwide license and sublicense to develop, make, have made, import, offer for sale, sell, promote and distribute such products, all upon the terms and conditions set forth in this Agreement.

       E. MGI desires for ILEx to prepare a data package with respect to the compound and ILEX desires to perform such service, all upon the terms and conditions set forth in this Agreement.

       NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto have agreed as follows:

ARTICLE 1     INTRODUCTION PROVISIONS
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1.1    Defined Terms. The following terms, when used in capitalized form in this Agreement, shall have the meanings set forth below.

       (a) "Affiliate" when used with reference to either party shall mean any entity controlling, controlled by or under common control with the said party. For purposes hereof, "control" shall mean
              ownership, directly or indirectly, of more than      [**]
              ([**]%) of the securities having the right to vote for the election of directors, in the case of a corporation, and more
              than    [**]      ([**]%) of the beneficial interest in the
              capital, in the case of a business entity other than a corporation.

       (b) Best Efforts" shall mean those efforts that would be made by a reasonably prudent business persona acting in good faith, in the exercise of reasonable commercial judgment and in a manner consistent with those efforts the applicable party devotes to its own business and pharmaceutical products resulting from its own research efforts and having a similar market potential, profit potential or strategic value.

       (c) "Confidential Information" shall mean all proprietary information, including the Know-how, Proprietary Product Information of a party, including any information on the markets, customers, suppliers, patents or patent applications, inventions, products, procedures, designs, formulas, business plans, financial projections, organizations, employees or consultants or any other similar aspects of a party's present or future business, the secrecy of which confers a competitive advantage upon that party.

       (d) "Data Package" shall mean review and analysis by ILEx of the clinical data which is a part of the Know-how, documentation of the conclusions reached and preparation of a package of data for submission by MGI to the FDA, all as further described on Exhibit B.

       (e) "Drug Master File" shall mean a Type II Drug Master File for any Product created by ILEX or its agents and on file with the FDA, any supplementary or successor drug master file that is submitted by ILEX or its agents to the FDA, or any corresponding drug master file or similar file in respect of any Product that may be submitted to the FDA or other applicable governmental agency; in each case, by ILEX or its agents as of the Effective Date or by Glaxo or its agents at any time (provided that ILEX has rights from Glaxo with respect thereto).

       (f)    "Effective Date shall mean the date first above written.

       (g) "Europe" shall mean all countries that are member states, from time to time, of the European Economic Union.





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       (h)    "Field" means use for all Indications, or if Glaxo does not agree to such Field, such Indications as the parties and Glaxo may mutually agree in writing. Such Field shall be added as an Exhibit C to this Agreement which shall be initialled by the parties.

       (i) "First Commercial Sale" shall mean the date that MGI or a sublicensee first transfers title to a Product to a Third Party for monetary consideration.

       (j) "FDA" shall mean the United States Food and Drug Administration or any successor entity.

       (k) "Health Registration Dossier" shall mean all documentation which is now or shall hereafter be on file with the FDA or other applicable governmental agency, which comprises the information and data submitted to such agency in support of an application made by ILEX, MGI, or a sublicensee of MGI or ILEX, to such agency for Marketing Authorization for a Product to treat any Indication.

       (l) "Indication" shall mean any medical condition or set of symptoms for the treatment of which a Product may be determined to be safe and efficacious.

       (m) "Know-how" shall mean all information and data, regardless of form, which is necessary or useful to the development (including, without limitation, clinical or preclinical testing or results, and any other information necessary or supportive of a request for Marketing Authorization) or manufacture of a Product or to the development or manufacture of dose forms or means of delivery of a Product, including, without limitation, the Data Package, the Proprietary Product Information, and B.W. Co. Know-how and the WFL Know-how, as those terms are defined in the Glaxo Agreement, attached hereto as Exhibit D., (i) which (A) may have been developed by ILEX or Third Parties or (b) is owned, developed, acquired or otherwise licensable by IlEX to MGI and
              (ii) which is in ILEX's possession or control as of the Effective Date, or with respect to any of the foregoing received by ILEX from Glaxo, as of the Effective Date or thereafter.

       (n) "Marketing Authorization" shall mean any governmental approval by the FDA or other applicable governmental agency which is legally required under applicable laws, regulations or administrative decisions to put a pharmaceutical product on the market in such country for use in the treatment of any Indication (including pricing and reimbursement approvals, if applicable).





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       (o)    "New Sales" shall mean,

              (i) with respect to any Product containing the Compound as the sole active ingredient, the gross sales (i.e., gross invoice prices) of such Product billed by MGI and its sublicensees to Third Party customers, less: (A) actual, credited allowances to such Third Party customers for spoiled, damaged, outdated and returned Product and for allowances in lieu of returned Product following price increases; (b) the amounts of customary trade and cash discounts are not deducted by MGI or its sublicensees at the time of invoice in order to arrive at the gross invoice prices; (c) all transportation and handling charges, sales taxes, excise taxes, use taxes, value added taxes, other similar taxes, or import/export duties actually paid; and (D) all other invoiced allowances and adjustments actually credited to customers including, but not limited to, rebates paid to third Party payors, whether during the specific royalty prod, as defined in
                     Section 7.1, or not.

              (ii) with respect to any product containing one or more active ingredients in addition to the Compound, the gross sales of such Product billed by MGI and its sublicensees to third party customers, less all the allowances, adjustments, discounts, taxes, duties and other charges referred to in clauses (a) through (D) above, multiplied by a fraction, the numerator of which shall be the manufacturing cost or acquisition cost, as applicable, of the Compound included in such Product and the denominator of which shall be the manufacturing cost or acquisition cost, as applicable, of all active ingredients in such Product, including the Compound.

       (p) "NDA" shall mean a New Drug Application, or a successor application.

       (q) "Product" shall mean the compound or any pharmaceutical product having the Compound as an active ingredient, either alone or in combination with other substances, whether or not such products are known or in existence on the Effective Date.

       (r) "Proprietary Product information" shall mean (i) all information and data now or hereafter contained in any Drug Master File or Health Registration Dossier to which either Party, or any sublicensee of either Party, shall have the right under applicable law, regulations and administrative decisions to refer, to authorize third parties to refer and to prohibit third parties from referring, for purposes of any application for Marketing Authorization for any Product; (ii) all data concerning any serious or unexpected adverse effects, side effects and contraindications of any Product which may come to the attention of either Party or of any sublicensee; (iii) all data and information in the possession of either Party





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              or any permitted sublicensee of a Party relating to (A) the pharmacological or toxicological properties of a Product, (B) pre-clinical or clinical testing and experience in relation to a Product which is not included in any Health Registration Dossier and (c) to the extent reasonably required for purposes of any application for Marketing Authorization, the chemical composition, manufacturing processes and quality control testing of a Product and (iv) all other information and data now or hereafter in existence and in the possession of either party which relates to the development, testing manufacture, marketing or use of any Product which is not in the public domain. Notwithstanding the foregoing, as used herein, Proprietary Product Information of ILEX shall be limited to (1) any of the foregoing in ILEX's possession or control as of the Effective Date and (2) any of the foregoing received by ILEx from Glaxo as of the Effective Date or thereafter.

       (s) "Third Party" shall mean any party other than ILEX, MGI, their respective Affiliates and MGI's sublicensees.

1.2 Other Rules of Interpretation. Unless the context clearly indicates otherwise, the following rules shall govern the interpretation of the Agreement.

       (a) The definition of all terms defined herein shall apply equally to the singular, plural, and possessive forms of such terms;

       (b)    All references herein to "days" shall mean calendar days;

       (c)    All references herein to "quarters" shall mean calendar quarters;
              and

       (d) All references herein to "Sections" shall mean the corresponding Sections of this Agreement and all references to "Articles" shall mean the corresponding Articles of this Agreement.

ARTICLE 2     WARRANTIES AND REPRESENTATIONS; LIMITATIONS

2.1    ILEX Warranties.  ILEX represents and warrants to MGI that:

       (a)    it has the legal right and power to enter into this Agreement;

       (b) it has taken all necessary corporate action to authorize and perform this Agreement;

       (c) it has not entered into any inconsistent prior obligation that would prevent the sublicense of the Know-how to MGI or preparation of the Data Package hereunder;





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       (d)    it owns or has the right to license or sublicense all the rights granted to MGI herein with respect to the Know-how and such information and data in any applicable Drug Master Files which ILEX owns, possesses or controls as of the Effective Date;

       (e) it will own or have the right to license or sublicense all the remaining rights granted to MGI herein with respect to the Know-how and such information and data in any applicable Drug Master Files that ILEX is receiving hereunder from Glaxo after the Effective Date, such that as of the last date of such license or transfers, ILEX will own or have the right to license or sublicense all of the rights granted to MGI herein;

       (f) to the best of its knowledge, there is no Know-how, technology or data relating to the Compound that will not be provided to MGI; and

       (g) to the bet of its knowledge, there are not claims that would challenge or impair the rights of MGI under the sublicense of the know-how or with respect to the data Package hereunder, including, without limitation, any claims based upon patents, copyrights or trade secret laws.

       (h) to the best of its knowledge, the manufacture, use or sale of the Products under the license granted herein under the Know-how in the Field will not infringe any patents, copyrights, trade secrets or any other intellectual property right of any third parties.

2.2    MGI Warranties.  MGI respects and warrants to ILEX that:

       (a)    it has the legal right and power to enter into this Agreement;
              and

       (b) it has taken all necessary corporate action to authorize ad perform this Agreement.

2.3 DISCLAIMER OF WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN SECTIONS 2.1 AND 2.2, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE KNOW-HOW OR THE PRODUCTS AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OR MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR PATENT ABILITY.

2.4    LIMITATION OF LIABILITY.  EXCEPT AS PROVIDED IN SECTIONS 2.1, 2.2,
       ARTICLE 8 OR IN THE EVENT OF A MATERIAL BREACH BY EITHER PARTY OF THE LIMITATIONS SET FROTH IN ARTICLE 10 BELOW, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY LOSS, EXPENSE OR DAMAGE ARISING OUT OF OR RESULTING FROM THIS AGREEMENT. IN ANY EVENT, NEITHER PARTY SHALL BE LIABLE FOR





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       ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL LOSS OR DAMAGES.  IN
       THE EVENT OF ANY CLAIM FOR SUCH LOSS OR DAMAGES, THE SOLE AND EXCLUSIVE REMEDY FOR ANY LIABILITY UNDER THIS AGREEMENT SHALL BE LIMITED TO A REFUND OF ANY SUMS PAID AND/OR THE TERMINATION OF ANY RIGHTS GRANTED UNDER THIS AGREEMENT.

ARTICLE 3     GLAXO AGREEMENT

3.1 License from Glaxo. ILEX acknowledges that MGI's obligation under this agreement, including its obligations to pay fees or royalties to ILEX, are dependent upon Glaxo's agreement to license to ILEX (with right of sublicense to MGI) the rights to the Know-how for the Compound in a Field including all Indications, or such Indications as the parties and Glaxo may agree, on terms consistent with the terms of the existing license under the Glaxo Agreement. ILEX shall use its Best Efforts to obtain an agreement by Glaxo, in a form acceptable to MGI, to include all Indications in the Field. If Glaxo refuses in writing to execute such an agreement, or if it fails to execute such agreement on or before March 15, 1997 or if the parties and Glaxo otherwise do not agree on the Field, MGI or IlEX shall have the right to terminate this Agreement as provided in Section 11.5.

3.2 Assignment of Glaxo Agreement to MGI. MGI shall have the right to require ILEX to request the approval of Glaxo to transfer ILEX's rights and obligations under the Glaxo Agreement to MGI. Such right shall survive termination of this Agreement as provided in Section 11.6(c). If this Agreement is in force at the time of assignment of ILEX's rights and obligations under the Glaxo Agreement to MGI, such assignment shall serve to terminate this Agreement. Upon notification by MGI of its desire to assume the Glaxo Agreement, ILEX shall promptly request Glaxo to give such approval. The parties'[ rights and obligation under Article 6 shall survive such assignment of the Glaxo Agreement and the termination of this Agreement as provided in this Section 3.2.

ARTICLE 4     LICENSE; TECHNOLOGY TRANSFER

4.1 Grant of License. Subject to the terms and conditions of this Agreement, ILEX hereby grants MGI an exclusive, worldwide, perpetual, irrevocable license (with the right of sublicense) under the Know-how, to develop, make, have made, use, offer to sell, sell and distribute Products in the Field. Such license shall be subject to the reserved right of Glaxo and WFL under the Glaxo Agreement to use the B.W. Co. Know-how and the WFL Know-how for research purposes.

4.2 Technology Transfer. Within seven days of the Effective Date, ILEX shall (a) provide MGI all bulk drug substance of the Compound and Know-how then in its possession and necessary or useful in development or commercialization of the Products, including chemistry, manufacturing and controls, preclinical and clinical data, published literature and the like, for MGI's use and (b) transfer to MGI any Drug Master Files relating to the Products. ILEX may retain formulated capsules of the





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Compound in any amount needed to administer the compassionate use program referred to in Article 9 (the "Compassionate Plea Program").

ARTICLE 5     DATA PACKAGE

5.1 Data Package Services. ILEX shall prepare the Data Package on behalf of MGI and deliver to MGI on or before March 15, 1997. ILEX shall prepare the Data Package with that degree of skill expected of properly qualified professionals performing such obligations and in a prompt manner and in accordance with ILEX's own internal standards for preparing submissions to FDA.

5.2 FDA Meeting. ILEX shall participate, as and when requested by MGI, in one meeting and associated conferences between MGI and the FDA concerning the Data Package and the NDA. MGI will reimburse ILEX's out of pocket travel and living costs associated with attending such FDA meeting, promptly after receipt of appropriate supporting documentation.

5.3. Assignment to MGI. ILEX hereby assigned to MGI all right, title and interest to any tangible materials resulting from preparation of the Data Package. ILEX further assigns to MGI any and all copyrights, patents, trademarks, know-how, trade secret rights, and any other intellectual property arising from preparation of the Data Package. ILEX shall execute all papers, including patent applications, assignment of inventions, patents and copyrights, and other instruments that MGI shall deem necessary or convenient in order to perfect MGI's intellectual property rights.

5.4 Non-Compete. During the term of this Agreement (and if this Agreement is terminated by MGI pursuant to Section 11.2, then for any additional period of five (5) years thereafter), ILEX covenants and agrees that it shall not market, promote, supply or sell Products, directly or indirectly through any Affiliate or Third Party, unless MGI consents in writing, such consent not to be unreasonable withheld. For the purposes of this Section 5.4,. MGI's refusal to consent shall not be deemed to be unreasonable if MGI determines, in its sole discretion, that the Product in question would be competitive to any current or future Product of MGI or its sublicensees. Notwithstanding the foregoing, ILEX shall be entitled to manufacture any Product for any third party provided that it can do so without using or disclosing any Know-how licensed hereunder.

5.5 Non-Exclusive Use of Consultant. It is contemplated by the parties that ILEX will hire a consultant to prepare the Data Package and that MGI may wish to engage the consultant to perform additional, related services after the Data Package has been completed. If ILEX hires the consultant as an employee or continues his consulting arrangement, ILEX shall use its Best Efforts to make that individual available to assist MGI in preparation of the clinical portion of its NDA, on such terms as the parties may then agree. At MGI's option, such services may be provided as part of the research and development work to be performed pursuant to Section 5.2 of that certain Exclusive License Agreement
(DHAC) dated as of November __, 1996.  If ILEX does not hire the





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consultant as an employee or continue his consultancy, ILEX shall not hinder or interfere with MGI's ability to engage the consultant to perform services related to the Data Package or the Products after preparation of the Data Package.

ARTICLE 6     FEES

6.1    License Fee.  Subject to the fulfillment of the conditions set forth in
Section 3.1 hereto, MGI shall pay to ILEX        [**]         Dollars
($ [**] ) as a fee for the grant of the license to the Know-how to MGI, payable by wire transfer on the later of the Effective Date or receipt by MGI of a copy of the appropriate amendment to the Glaxo Agreement providing for an expansion of the license as contemplated in Section 3.1.

6.2 Data Package Fee. Subject to the fulfillment of the conditions set forth in Section 3.1. hereto, MGI shall pay to ILEX a fee of
    [**]             Dollars ($  [**] ) for the preparation of the Data
Package, payable by wire transfer thirty (30) days after completion of the Data Package by ILEX and delivery thereof to MGI. This fee includes all expenses incurred by ILEX in connection with its preparation of the data Package (including travel and living costs, except as provided in Section 5.2).

6.3 Milestone Payment. Subject to the fulfillment of the conditions set forth in Section 3.1 hereto, MGI shall pay to ILEX a milestone payment of
     [**]       Dollars ($ [**]  ) if, an only if, it proceeds with the
submission of an NDA for a Product. If MGI decides to proceed with such NDA submission, it shall so notify ILEX in writing and such payment will be made by wire transfer within thirty (3)) days of receipt of such notice.

6.4 Taxes. ILEX shall be responsible for the payment of income taxes resulting from payment from MGI to ILEX hereunder.

ARTICLE 7     ROYALTIES

7.1 Earned Royalties. Subject to the fulfillment of the conditions set forth in Section 3.1 hereto and to adjustment as set forth in Section 7.2, MGI
shall pay ILEX a royalty of     [**]     percent ([**]%) of Net Sales of
Products. The obligation to pay royalties shall cease in each country ten (10) years after the date of the First Commercial Sale of the first Product in each such country. Notwithstanding the foregoing, royalties on Net Sales of any Product sold in Europe shall be payable on a country-by-country basis commencing with the First Commercial Sale of such Product in such country and ending on the earlier of: (a) the date on which the Know-how becomes published or generally known to the public through no fault of Ilex or MGI or their Affiliates or MGI's sublicensees or (b) eight (8) years after the date of the First Commercial Sales of the first Product in each such country. Upon expiration of such royalty obligations, the license granted under Section 4.1 shall be deemed to be fully paid-up, irrevocable and perpetual. The parties acknowledge and agree that the royalty





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obligation hereunder is designed solely as a pass through of ILEX's royalty obligation under the Glaxo Agreement.

7.2 Credits Against Royalties. Any costs incurred by MGI or ILEX (including costs incurred prior to the Effective Date) in the implementation and maintenance of the compassionate Plea Program may be credited by MGI against earned royalties payable pursuant to Section 7.1 hereof, provided that (i) the
amount of such credit for program costs shall not exceed     [**]    percent
([**]%) of the royalties that would otherwise by payable; and (ii) program costs which are not ultimately credited against earned royalties during the term of this Agreement shall lapse and shall be of no further value. Within seven days of the Effective Date, ILEX shall provide MGI with a written accounting of expenses incurred by ILEX prior to the Effective Date in the implementation and maintenance of the Compassionate Plea Program, and thereafter shall provide MGI with quarterly accountings and documentation of expenses incurred in maintaining the Compassionate Plea Program, all in a form acceptable to MGI for reimbursement as provided in Section 9.1.

7.3 Accrual of Royalties. No royalty shall be payable on a Product made, sold or used for tests for development purposes or distributed as samples. No royalties shall be payable on sales among MGI and MGI's sublicensees, but royalties shall be payable upon sales by MGI or MGI's sublicensees to third Parties.

7.4 Third Party Royalties. If MGI or its sublicensees are required to pay royalties to any Third Party because the manufacture, use or sale of the Compound contained in a given Product infringes any patent or other intellectual property rights of such third party in a given country, MGI may deduct from royalties thereafter due to ILEX with respect to Net Sales of such Product in such country the royalties or such other fees paid to such Third Party.

7.5 Glaxo Agreement. MGI shall comply with the terms of the Glaxo Agreement applicable to sublicensees of ILEX relating to the payment of or accounting for royalties or documentation of sales of Products (including without limitation payment of audit expenses if so required under Section 6.2 of the Glaxo Agreement) and shall, at the request of ILEX, submit to audits and take other actions necessary for ILEX to fulfill its obligations under the Glaxo Agreement, provided, however, that MGI shall not be obligated to take any action that would cause it to pay or incur fees or royalties greater than those provided for Articles 6 and 7 of this Agreement.

ARTICLE 8     INDEMNIFICATION

8.1    Indemnification by MGI.

       (a) MGI hereby indemnifies and holds harmless ILEX and its Affiliates and their respective officers, directors, employees and agents (an "ILEX Indemnified Party") from and against all liabilities, damage,s losses, costs and expenses (including reasonable attorney's fees) arising out of: (i)





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              breach of any warranty, covenant or agreement of MGI contained in this Agreement; (ii) use of the results of the Data Package, except to the extent such liabilities, damages, losses, costs and expenses arise from the preparation by ILEX of the Data Package;
              (iii) claims, suits or proceedings (a "Legal Action") brought by a third party alleging actual negligence, gross negligence or willful misconduct of MGI or its sublicensees resulting in personal injury or death related to the use of any Product developed or marketed by MGI or its sublicensees; (iv) any Legal Action arising out of MGI's operation and administration of the Compassionate Plea Program, and (v) any Legal Action alleging personal injury or death or damage to property arising out of the use of any Product developed or marketed by MGI or its sublicensees.

       (b) Whenever an ILEX Indemnified Party become aware of a claim, suit or proceeding as to which it believes it is entitled to indemnification under this Article 8, such ILEX Indemnified Party shall give notice in writing to MGI in sufficient time so as not to materially and adversely prejudice MGI's rights with respect to such Legal Action, shall permit MGI to assume exclusive control of the defense or settlement of the matter, and shall provide, at the expense of MGI, all authority, information and assistance which MGI may reasonable request for purposes of such defense. If a single law firm engaged by MGI would be subject to any material conflict of interest in representing one or more of such parties MGI shall not be required to waive such conflict and may, instead, request separate representation by an independent law firm of the ILEx Indemnified Party at the expense of MGI. An ILEX Indemnified Party may engage its own counsel, at its own expense, to monitor the defense of any such matter. MGI will maintain general and products liability insurance with contractual liability coverage and limits of at least [**] dollar ($[**] ).

8.2    Indemnification by ILEX.

       (a) ILEX hereby indemnifies and holds harmless MGI, its Affiliates and any parties to which it sublicenses rights to manufacture,market, or distribute Products ad their respective officers, directors, employees and agents (a "MGI Indemnified Party") from and against all liabilities, damages, losses, costs and expense (including reasonable attorney's fees) arising out of: (i) any Legal Action brought alleging negligence, gross negligence or willful misconduct of ILEX with respect to the preparation of the Data Package or failure of ILEX to comply with any applicable laws, regulations and/or administrative decisions relating to the preparation of the Data Package; (ii) any Legal Action arising out of ILEX's operation ad administration of the Compassionate Plea Program, ad (iii) breach of any warranty, covenant or agreement of ILEX contained in this Agreement.





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       (b)    Whenever an MGI indemnified Party becomes aware of a claim, suit or proceedings as to which it believes it is entitled to indemnification under this Article 8, it shall give notice in writing to ILEX in sufficient time so as not to materially and adversely prejudice ILEX's rights with respect to such Legal Action, shall permit ILEX to assume exclusive control of the defense or settlement of the matter and shall provide, at the expense of ILEX all authority, information and assistance which ILEX may reasonably request for purposes of such defense. If a single law firm engaged by ILEX would be subject to any material conflict of interest in representing one or more of such parties, ILEX shall not be required to waive such representation by an independent law firm of the MGI Indemnified Party at the expense of ILEX. An MGI Indemnified Party may engage its own counsel, at its own expense, to monitor the defense of any such matter.

8.3 Survival. The parties' obligations under this Article 8 shall survive the termination of this Agreement for any reason.

ARTICLE 9     COMPASSIONATE PLEA PROGRAM

9.1 Continuing Obligation of ILEX. The parties acknowledge that ILEX has assumed the duties and obligation of a Compassionate Plea Program with respect to the Compound under the Glaxo Agreement. ILEX shall continue to administer and shall remain solely responsible for the operation of the Compassionate Plea Program until such time as: (i) MGI notifies ILEX of its intent to assume ILEX's duties and obligations of the Compassionate Plea Program, in MGI's sole discretion, or (ii) upon submission of an NDA for a Product, whichever shall first occur. In the event of (i) or (ii), MGI shall assume responsibility for the operation and administration of the Compassionate Plea Program. MGI shall reimburse ILEX's reasonable expense for administration of the Compassionate
Plea Program, in an amount up to     [**]      Dollars ($  [**] ) per month
(but not to exceed ILEX's actual expenses), until the earliest of the occurrence of (i) or (ii) or termination of this Agreement. MGI shall pay such expense (up to such capped amount) upon presentation of documentation as set forth in Section 7.2; provided, however, that any such expense incurred after the Effective Date and prior to the date on which Glaxo signs the amendment to the Glaxo Agreement contemplated in Section 3.1 shall accrue and MGI shall reimburse ILEX for such expenses within thirty (3) days of the later date. If Glaxo fails to sign such an amendment, MGI shall have no obligation hereunder to reimburse IlEX for such expenses.

9.2 Cooperation. In the event that MGI assumes the duties and obligations of ILEX under the Compassionate Plea Program, the parties shall work cooperatively to facilitate the orderly transfer of administration of the Compassionate Plea Program to MGI, including, but not limited to prompt delivery to ILEx of all documentation concerning the Compassionate Plea Program and all formulated Compound in its possession.

ARTICLE 10    CONFIDENTIALITY

10.1 Non-Use and Non-Disclosure. Each party acknowledges and agrees that all the other party's Confidential Information is confidential and proprietary to the disclosing party. Each party shall not use or disclose to any third party the other party's confidential Information without the other party's prior written consent for any purpose other than as permitted or required hereunder. Each party shall take the same reasonable measures necessary to prevent any unauthorized use or disclosure by its employees, agent, contractors, sublicensees, or consultants of the other party's Confidential Information as it applies to the protection of its own Confidential Information.

10.2 Marking To be entitled to protection as Confidential Information, all ILEX or MGI documents containing that party's Confidential Information shall be appropriately and clearly marked as "Proprietary," "Secret," "Confidential," or other words to similar effect. If a disclosure of confidential Information is made orally, as in a meeting, the disclosing party shall indicate the nature of that information at the time of its disclosure and shall confirm such designation in writing within ten (10) days of the date of such disclosure to the receiving party.

10.3 Exclusions. Information shall not be considered Confidential Information hereunder if it:

       (a) was already in the possession of the receiving party prior to its receipt from the disclosing party, as shown by the receiving party's books and records;

       (b) is, or becomes, part of the public knowledge or literature through no fault, act or omission of the receiving party, provided, however, that Proprietary Product Information shall not be deemed to have entered the public domain by reason of its having been filed with the FDA or any other applicable governmental agency;

       (c) is, or becomes, available to the receiving party from a source other than the disclosing party, which source has rightfully obtained the same information and has no obligation of confidentiality to the disclosing party with respect to it;

       (d) is made available on an unrestricted basis by the disclosing party to a Third party unaffiliated with the disclosing party; or

       (e) is required to be revealed pursuant to law, provided, however, the receiving party which is under any such requirement of law shall give reasonable notice (pursuant to the provisions of Section 13.5) to the disclosing party of such requirement and shall cooperate with the disclosing party in reasonable legal efforts to limit or mitigate any such revelation so as to preserve the proprietary nature of any Confidential Information contained therein.

10.4 Duration; Surviving Obligation. Each party's obligations of non-use and non-disclosure of the other party's Confidential Information shall apply during the term of this Agreement and shall also survive for a period of five (5) years after its termination or expiration for any reason.

ARTICLE 11    TERM AND TERMINATION

11.1   Term  Unless earlier terminated in accordance with Section 11.2, 11.3,
11.4 or 11.5, this Agreement shall be in effect, on a country-by-country basis, for ten (1) years from the date of the First commercial Sale of the first Product in such country or in the case of countries in Europe, eight (8) years from the date of the First Commercial Sale of the first Product in such country.

11.2 Termination for Cause. Either party may terminate this Agreement at any time by giving notice in writing to the other party, which shall be effective ninety (90) days after its date, in accordance with the following provisions:

       (a) if the other party files a petition of any type as to its bankruptcy, is declared bankrupt, becomes insolvent, makes an assignment for the benefit of creditors, or goes into liquidation or receivership; or

       (b) if the other party is in material breach of this Agreement and has failed to cure such breach within sixty (60) days of the receipt of written notice of breach from the non-breaching party.

11.3 Termination by Mutual Agreement. The parties may agree in writing to terminate this Agreement for their mutual convenience at any time and for any reason, subject to such terms and conditions as they may adopt.

11.4 Termination by MGI. MGI may terminate this Agreement immediately upon notice to ILEX if:

       (a)    for any reason upon sixty (60) days notice; or

       (b)    MGI assumes the Glaxo Agreement pursuant to Section 3.2 hereof;

       (c) MGI informs ILEX after the meeting with the FDA that it will not proceed to submit an NDA with respect to the Product and returns all Know-how to ILEX; or

       (d) immediately upon a decision by MGI to stop all clinical research on the Products due to safety issues with respect to administration of a Product to humans.

11.5 Termination due to Glaxo. If Glaxo refuses in writing to execute an amendment to the Glaxo Agreement, as required under Section 3.1, or it fails to do so on or before March 15, 1997, either party may terminate this Agreement effective immediately upon written notice to the other party. Upon such termination, MGI shall have no further obligation, and ILEX shall have no further rights, under Article 6.

11.6. Rights and Obligations on Termination. If this Agreement is terminated for any reason, the parties shall have the following rights and obligations:

       (a) Termination of this Agreement shall not release either party from the obligation to make payment of all amounts then due and payable.;

       (b) If this Agreement expires as provided in Section 11.1, the license granted under Section 4.1 shall continue on a fully paid-up, irrevocable and perpetual basis for the Indications with the Field. If this agreement is otherwise terminated, the license granted under Section 3.1 shall terminate and MGI shall return to ILEX and Know-how relating to the Products that MGI initially received from ILEX, and if ILEX terminates this Agreement pursuant to Section 11.2 or MGI terminates this Agreement pursuant to Section 11.4(a), (c) or (d), ILEX shall have a worldwide, nonexclusive, royalty-free license under any patent rights and know-how developed by MGI during the term of this agreement and relating directly to the Products.

       (c) If this Agreement is terminated pursuant to Section 11.2 for ILEX's breach, ad if MGI so requests, ILEx shall request Glaxo to approve the assignment of ILEX's rights and obligations under the Glaxo Agreement to MGI, as provided in Section 3.2

       (d)    Each party's respective obligation of indemnification under
              Article 8 (as provided in Section 8.3), of non-use and non-disclosure under Article 10 (as provide din Section 0.4) and to settle all disputes,. controversies or claims under Article 12 (as provided in Section 12.5) shall survive such termination of this Agreement. In addition, MGI shall comply with Section 11.4 of the Glaxo Agreement upon any termination of this Agreement.

11.7. Rights under U.S. Bankruptcy Laws. The parties acknowledge and agree that all rights an licenses granted to MGI by ILEX pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to "intellectual property" as defined under
Section 101952) of the Bankruptcy Code, and that MGI, as the licensee hereunder, shall retain and may fully exercise all of its rights and elections under the Bankruptcy code.

11.8 No Compensation. the parties agree that, subject to the above provisions of Section 11.6, and without prejudice to any other remedies at law or in equity that either party may have in respect of any breach of this agreement, neither party shall be entitled to or claim that it is entitled to any compensation or like payment as a result of or arising out of any termination in accordance with this
Article 11, whether claimed as loss of good will, foregone profits, lost investments, or otherwise.

ARTICLE 12    DISPUTE RESOLUTION

12.1 Negotiation. The parties recognize that disputes as to certain matters may from time to time arise during the term of this Agreement which relate to either party's rights or obligation hereunder or thereunder. It is the objective of the parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. The parties agree to consult and negotiate in good faith to try to resolve any dispute, controversy or claim that arises out of or relates to this Agreement.

12.2 Reservation for Litigation. Notwithstanding Section 12.1, each party expressly reserve the right to seek judicial relief, including, without limitation, any injunction or other preliminary relief from a court of competent jurisdiction, if the other party is or appears to be in violation of its obligations of non-use and non-disclosure under Article 10 above. Nothing in this Section 12.2. shall preclude a party from seeking such interim relief with respect to any disputes or claims arising under this Agreement as may be available under the commercial arbitration rules a provided in Section 12.3.

12.3 Arbitration. Subject to the reservation of the parties under Section 12.2, all disputes, claim or controversies arising out of or in connection with this Agreement shall be finally settled under the commercial arbitration rules of the American Arbitration Association ("AAA"), as modified by Section 12.4 below. Judgment upon the award rendered by the arbitrators may be entered in any court of competent jurisdiction. The place of arbitration shall be Chicago, Illinois. The arbitration shall be conducted by three (3) neutral arbitrators selected by mutual agreement of the parties or, if that is not possible within thirty (3) days of the initial demand for such arbitration, by the AAA. At least one (1) arbitrator shall have knowledge of and experience in technology licensing.

12.4 Special Rules. Notwithstanding any provision to the contrary in the commercial arbitration rules, the parties hereby stipulate that any arbitration hereunder shall be subject to the following special rules:

       (a) The arbitrators may not award or assess punitive damages against either party; and

       (b) Each party shall bear its own costs and expenses of the arbitration and one-half (1/2) of the fees and costs of the arbitrators, subject to the power of the arbitrators, in their sole discretion, to award all such reasonable costs, expenses and fees to the prevailing party.

12.5 Survival. The duty of the parties to arbitrate any dispute, controversy or claim under the Article 12 shall survive the termination of this Agreement for any reason.


ARTICLE 13    GENERAL PROVISIONS

13.1 Entire Agreement. This Agreement, together with Exhibits hereto which are incorporated herein by reference, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersede all the parties' previous understandings, agreements and representations, oral or written.

13.2 Assignment. ILEX shall not assign or otherwise transfer its rights or obligations under this Agreement except with the prior written consent of MGI; provided that no such consent for a transfer to an entity shall be required and all right and obligations arising hereunder shall inure to the benefit of that entity if it is (a) an Affiliate of ILEX, (b) the successor in interest of ILEx by reason of sale, merger or operation of law, or (c) has acquired all or substantially all of the assets and business of ILEX.

13.3 Amendment. This Agreement may not be modified or amended, in whole or in part, except by a written agreement signed by both parties.

13.4 Severability. If one or more of the provision of this Agreement is subsequently declared invalid or unenforceable, this Agreement shall be treated as though that provision were not in this Agreement, and this shall not affect the validity or enforceability of the remaining provisions of this Agreement (unless those provision that are invalidated or unenforceable are clearly material and inseparable from the other provisions). The agreement as modified shall be applied and construed to reflect substantially the good faith intent of the parties and to achieve the economic effects originally intended by the terms hereof.

13.5 Notices. Except as may be otherwise provided in this Agreement, any notice, demand or request given, made or required to be made shall be in writing and shall be effective, unless otherwise provided herein, when received after delivery by (a) registered air mail, postage prepaid; (b) facsimile with electronic confirmation of receipt; or (c) by express mail or a reputable courier at the addresses set forth below or to any other address that a party specifies in writing.

       If to MGI:    MGI PHARMA, INC.
                     300E Opus Center
                     9900 Bren Road East
                     Minnetonka, NM 55343-9667
                     Attn:  Lori-jean Gille, Vice President,
                            General Counsel
                     Facsimile: (612) 935-0468

       With copy to: Dorsey & Whitney LLP
                     Pillsbury Center South
                     220 South Sixth Street
                     Minneapolis, MN 55402
                     Attn:  Karin A. Keitel
                     Facsimile:  (612) 340-8827

       If to ILEX:   ILEX Oncology, Inc.
                     Suite 101
                     14785 Omicron Drive
                     San Antonio, Texas 78245-3217
                     Attn:  Tim Williamson
                     Facsimile:  (210) 677-6009

       With Copy to: Fulbright & Jaworski
                     300 Convent Street
                     Suite 2200
                     San Antonio, Texas 72058
                     Attn:  Kenneth J. Halliday
                     Facsimile:  (210) 270-7205

13.6 Waiver. Either party's failure or delay in exercising any remedy for default shall not be deemed a waiver of that or any subsequent default of that provision or of any other provision hereof.

13.7 Counterparts. This Agreement shall be executed in two (2) or more counterparts, each of which shall be deemed an original.

13.8 Governing Law. This Agreement shall be governed by, and interpreted and construed in accordance with, the laws of the State of New York, excluding (a) its choice of law rules and (b) the United Nations Convention on the International Sale of Goods and provided however that the operation of the arbitration agreement contained in Section 12.3 hereof, and the enforcement of any award rendered pursuant thereto, shall be governed by United States federal law to the exclusion of any state law.

13.9 Relationship. The parties are independent contractor sand shall not be deemed to have formed any partnership, joint venture or other relationship hereunder. Neither party shall make, or represent to any other person that it has the power or authority to make, any financial or other commitment on behalf of the other party.

       IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.


MGI PHARMA, INC.                       ILEX ONCOLOGY, INC.



By                                     By  Richard L. Love
   -------------------------------        --------------------------------------
 Its  Vice President, General          Its  President and CEO
     -----------------------------         -------------------------------------
      Counsel
     -----------------------------

 IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.


MGI PHARMA, INC.                       ILEX ONCOLOGY, INC.



By                                     By
   -------------------------------        --------------------------------------
 Its                                   Its
     -----------------------------         -------------------------------------

                                   EXHIBIT A

                                  THE COMPOUND

 Oxypurinol is a structural analog of the natural purine base xanthine and the principal metabolite of allopurinol, a xanthine oxidase inhibitor that acts on purine metabolism.

         The molecular formula for oxypurinol is C(5)(H)(4)(N)(4)(O)(2)

                                   EXHIBIT B
                            OXYPURINOL DATA PACKAGE

 A pre-NDA Data Package will be prepared by ILEX to allow its submission to the FDA on or before 15 March 1997. This data will b submitted by MGI to the FDA for presentation, with ILEX's assistance. The Data Package will be derived form approximately 489 patients who have been enrolled in the compassionate use program for oxypurinol. The data package will contain the following items; however, additional items may be included as the data package evolves to a pre-NDA document.

        1. INDICATION(S) - An indication(s) for oxypurinol which would allow for rapid acceptance and approval by the FDA, but will be as broad as is reasonable. In its most narrow form, an indication for patients suffering from gout who have experienced an adverse event from the use of Allopurinol will be sought.

        2. DEMOGRAPHICS - Demographic information will be included in the pre-NDA package. This information will be extracted from the data collection forms and will include things like age, sex, height and weight. In addition, information will be summarized regarding the patient's reaction to Allopurinol; e.g., exfoliative dermatitis, hepatic intolerance or leukopenia. Finally, information regarding the indication, if other than untoward reaction to Allopurinol, for gout patients will also be tabulated. Other possible indications are urate nephrolithiasis, Lesch-Nyan Syndrome or hyperuricemia.

        3. PHARMACOKINETICS - On occasion, Burroughs-Wellcome Company did oxypurinol determinations on blood samples received from physicians concerned about the bioavailability of the drug. In addition, over 200 articles have been identified which contain information on pharmacology and/or pharmacokinetics. These articles and clinical data will be reviewed and summarized for inclusion in the pre-NDA data package.

        4. CLINICAL LABORATORY RESULTS - All available clinical laboratory data from the Case Report Form review will be included in the pre-NDA data package. Typically, these include RBC, hemoglobin, hematocrit, white cell counts and leukocyte differential, also where available, urinalysis, serum uric acid levels, BUN, and creatinine determinations will be provided for patients before and during oxypurinol therapy.

        5. CLINICAL RESPONSES - Clinical responses are described by many of the investigators; however, since this was not requested information, it is not available for all patients. We will, however, review this information and decide at the conclusion of the review whether it will be included in the preNDA package.

        6. CONCOMITANT MEDICATIONS - This information appears to be readily available on the Case Report Forms and will be recorded as part of the pre-NDA package.

        7. TOXICITIES - This information is well documented on the CRFs and in the annual report sent to the FDA. Overall, the toxicities associated with the use of oxypurinol can be considered few in number and relatively mild when compared to Allopurinol.

        8. DOSAGE, SCHEDULE, AND LENGTH OF ADMINISTRATION OF OXYPURINOL - This information will also be summarized in the pre-NDA package. It may be necessary to refer to other documents to extract this data. This information will lead to the preparation of a draft of labeling which will also be included in the pre-NDA package.

        As part of processing and analyzing this data, ILEX will perform the following:

          *    design and create a database for clinical data
          *    input and verify entry of data
          * perform a data check, followed by investigation and resolution of data discrepancies
          *    maintain an audit trail of any edit changes
          * generate reports for key data expected to be required for the clinical section of an NDA submission
          *    analyze results and discuss clinical conclusions with MGI
          *    transfer datasets and associated documentation to MGI

        In Summary, ILEX will prepare a pre-NDA meeting package and assist MGI in a face-to-face meeting with the FDA. This meeting will be designed to solicit the FDA's opinion on the filing of a paper NDA submission on currently available patient data and on the current status of the IND.

                                   EXHIBIT C

                                     FIELD

                                   EXHIBIT D

                                GLAXO AGREEMENT